Exhibit 6.24
                             CAPITOL BAY SECURITIES
                      A Private Brokerage & Investment Bank



2200-B Douglass Blvd., Suite 100   Member      50 California Street, Suite 2920
Roseville, California 95661       NASD/SIPC     San Francisco, California 94111
Telephone: (916) 782-5522                       Telephone:  (415) 677-0800
Facsimile:  (916) 782-6779                      Facsimile:  (415) 677-0830

                                  June 25, 1997


                               LEGACY BRANDS, INC.

                            PLACEMENT AGENT AGREEMENT




Thomas E. Kees, Chief Executive Officer
Legacy Brands, Inc.
2200-B Douglas Blvd., Suite 100
Roseville, CA 95661

Gentlemen:

         LEGACY BRANDS, INC., a California corporation ("Company") desires to retain CAPITOL BAY SECURITIES ( the "Placement Agent" sometimes referred to herein as "us" or "we" or "our") in connection with a proposed private offering and a limited public offering within California, on a best efforts basis, of up to 1,600,000 shares of common stock (the "Shares"), at the per share price of $2.50 for a total offering of up to $4,000,000 (the "Offering"), pursuant to a Confidential Private Placement Memorandum or similar document ("Memorandum"), which is delivered to prospective investors in the Offering. The private offering will terminate on August 29, 1997, unless extended by the Company and Placement Agent for a period of up to ninety (90) days at which point the limited public offering in California may commence. If applicable, the Company shall file an application for qualification by permit with the California Department of Corporations in order to qualify the limited public offering of the Shares in California. The Placement Agent and the Company understand that the Department of Corporations may, as a condition of qualification, impose certain restrictions on the limited public offering in California which may require modification of the Placement Agent Agreement ("Agreement") and related agreements. We will enter into an agreement with certain other broker-dealers and may select a co-manager for the Offering. The Placement Agent may enter into an agreement with such co-manager or other party to share in the fees and compensation payable pursuant to this Agreement as partial consideration for the co-manager entering into certain agreements. We have been selected by the Company as Placement Agent for the Company in accordance with


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the terms and conditions set forth in the Confidential Private Placement
Memorandum, and in this Agreement. The Confidential Private Placement Memorandum and any Appendix, Amendment, or Supplement thereto will be referred to herein collectively as the "Memorandum." The Company hereby agrees with us as follows:

         1. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY. The Company represents and warrants to, and agrees with the Placement Agent that:

                  a. While the Company intends to file a registration statement covering all of its issued and outstanding shares of Common Stock and certain other shares with the Securities and Exchange Commission ("SEC") on Form 10-SB under the Securities Exchange Act of 1934 ("Exchange Act") contemporaneously with or as soon as practicable after this Offering, the Company is not currently subject to the requirements of Section 12, Section 13 or Section 15(d) of the Exchange Act and the Company is not currently in default (i) on any indebtedness for borrowed money, (ii) on any lease, or (iii) under any material contract to which the Company is a party except as described in the Memorandum.

                  b. Neither the offer, nor the sale of the Shares has been or will be registered with the SEC. The Shares will be offered and sold in reliance upon the exemptions provided in the Securities Act of 1933, as amended ("Act") and Rules and Regulations promulgated under the Act. The Company will provide to the Placement Agent for delivery to all offerees and purchasers and their representatives, any information, documents and instruments which the Placement Agent or the Company deems necessary to comply with the rules, regulations and judicial and administrative interpretations respecting compliance with such exemptions, with the Act, and with the Exchange Act.

                  c. The Company shall, with the assistance of legal counsel experienced in securities law, have carefully prepared the Memorandum, and, to the best of the Company's knowledge, it shall comply with the information and disclosure requirements under the Act and the Exchange Act. The Company shall make all required federal and state filings. The Company shall at its own expense prepare and furnish to us a reasonable number of copies of that supplement or amendment for such distribution.

         d. Subscriptions for Shares shall be paid for upon the terms set forth in the Memorandum.

                  e. Except as to information provided by us in writing for inclusion in the Memorandum, as to which the Company makes no representation or warranty hereunder, the Memorandum as of its date and at all times subsequent thereto up to and including the Offering Termination Date (as defined below) will not include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.


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                  f. The financial information concerning the Company as
         disclosed in the Memorandum is true and accurate as of the dates indicated therein, and there has not been, as of the date of this Agreement, and there will not be, as of the last Closing hereunder (as defined below), and the Offering Termination Date, any material adverse changes thereto.

                  g. Except as disclosed in the Memorandum, the Company does not have any material contingent liabilities, obligations or claims against it nor has it received threats of such claims. Subsequent to the date of the Memorandum and prior to the last Closing hereunder and/or the Offering Termination Date, (i) there shall not be any material adverse change in the condition, financial or otherwise, of the Company or its business, (ii) there shall not have been any material transactions entered into by the Company that are not disclosed in the Memorandum or any amendment or supplement thereto, and (iii) the Company shall not have incurred any material obligations, contingent or otherwise, which are not disclosed in the Memorandum.

                  h. The Company is not in default in the performance of any material obligation, agreement or condition except as described in the Memorandum. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement, will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which the Company is a party or by which the Company is bound, or, to the best of the Company's knowledge, any existing law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality, agency or body, arbitration tribunal or court, domestic or foreign. Except as described in the Memorandum, the consent, approval, authorization or order of any court or governmental instrumentality, agency or body is not required for the consummation of the transactions herein contemplated, except such as may be required under the blue sky or securities laws of any state or jurisdiction.

                  i. The Company is on the date hereof and will be on the date of the last Closing and Offering Termination Date duly formed, validly existing and in good standing as a corporation under the laws of the state of California with full power and authority to conduct its business, present and proposed, as described in the Memorandum; the Company has full power and authority to enter into this Agreement; and the Company is, to the extent required by applicable law, duly qualified and in good standing as a foreign corporation in each jurisdiction other than California in which the Company owns or leases real property or transacts business and in which such qualification is required in connection with the business of the Company as described in the Memorandum.

         j. The Company has not sold any securities of the Company or any other entity which would be integrated or aggregated with the offer and sale of the Shares


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         contemplated hereby. The Company will not offer or sell any securities which would be integrated or aggregated with the sale of Shares in the Offering.

                  k. On the date of this Agreement either no lawsuits are pending against the Company or attached hereto as Exhibit C in summary form is a description of litigation pending against the Company.

                  l. The Company does not know of any outstanding claims for compensation in the nature of a finder's fee or origination fee with respect to the sale of the Shares hereunder except for fees which are disclosed in the Memorandum.

                  m. Except as disclosed in Schedule 1m., each material contract to which the Company is a party has been duly and validly executed, is in full force and effect in all material respects in accordance with its terms, and none of such contracts has been assigned by the Company; and the Company does not know of any present situation or condition or fact which would prevent material compliance with the terms of such contracts, as amended to date. Except for amendments or modifications of such contracts in the ordinary course of business, the Company does not have any intention of exercising any right it may have to cancel any of its obligations under any of such contracts and it does not have knowledge that any other party to any such contracts has any intention not to render full performance under such contracts.

                  n. The Company has and will have filed all tax returns which are required to be filed as of the last Closing (as defined herein) and will have paid all taxes shown on such returns and on all assessments received by them to the extent such have become due.

                   o. The Company possesses adequate certificates or permits issued by the appropriate federal, state and local regulatory authorities which are necessary to conduct its business and to retain possession of its properties being utilized in its business.

                   p. The execution and delivery of this Agreement by the Chief Executive Officer of the Company, Thomas E. Kees, creates a valid, binding and legally enforceable obligation of the Company.

                  q. The Company will timely comply with any and all filing, notice and reporting requirements under federal and state securities laws applicable to the Offering.

                   r. Neither the Company nor any of its officers or directors:

                           (1) Has filed a registration statement which is the subject of any pending proceeding or examination under Section 8 of the Act or is the subject of any refusal order or stop order thereunder, within five years prior to the date of this Agreement;


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                           (2)      Is subject to any pending proceeding under
                                    Rule 261 or any similar rule adopted under
                                    Section 3(b) of the Act or to an order
                                    entered thereunder, within five (5) years prior to the date of this Agreement;

                           (3) Has been convicted within five (5) years prior to the date of this Agreement of any felony or misdemeanor in connection with the purchase or sale of any security or involving the making of any false filing with the SEC;

                           (4) Is subject to any order, judgment or decree of any court of competent jurisdiction temporarily or preliminarily restraining or enjoining, or is subject to any order, judgment or decree of any court of competent jurisdiction or any governmental or regulatory body entered within five (5) years prior to the date of this Agreement permanently restraining or enjoining such person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or involving the making of any false filing with the SEC;

                           (5) Is subject to a United States Postal Service false representation order entered under
                                    Section 3005 of Title 39, United States
                                    Code, within five years prior to the date of this Agreement or is subject to a temporary restraining order or preliminary injunction entered under Section 3007 of Title 39, United States Code, with respect to conduct alleged to have violated Section 3005 of Title 39, United States Code;

                           (6) Is subject to an order of the SEC entered pursuant to Section 15(b), 15B(a) or 15B(c) of the Exchange Act or is subject to any order of the SEC entered pursuant to Section 203(e) of the Investment Advisors Act of 1940;

                           (7) Is suspended or expelled from membership in or suspended or barred from association with a member of an exchange registered as a national securities exchange pursuant to
                                    Section 6 of the Exchange Act, an
                                    association registered as a national
                                    securities association under Section 15A of the Exchange Act, or a Canadian securities exchange or association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;



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                           (8)      Is currently named in a Formal Order of
                                    Investigation issued by the SEC; or

                           (9) Is a party to any proceeding which could result in a conviction, order, judgment or decree of the type described in Sections 1(r)(3), (4), (5), (6), or (7) hereof.

                  s. The Company will use the proceeds from the sale of the Shares substantially in the manner set forth in the Memorandum.

                  t. The Company will secure the written agreement and consent of beneficial owners of 25,000 or more shares of Common Stock and all officers and directors of the Company not to effect public sales of such shares under Rule 144 or otherwise for a period of six (6) months following the last Closing without prior written consent of the Placement Agent.

         2. REPRESENTATIONS AND WARRANTIES OF THE PLACEMENT AGENT. We represent and warrant to the Company that:

                  a. This Agreement has been duly authorized, executed and delivered by us and is a valid and binding agreement on our part in accordance with its terms.

                  b. We are a broker dealer in securities duly registered pursuant to the provisions of the Exchange Act and are a member in good standing of the National Association of Securities Dealers, Inc. ("NASD"), and we are duly licensed as a broker dealer in securities under the applicable statutes and regulations of each state in which the Shares will be sold. We agree to maintain all of the foregoing registrations in good standing throughout the term of the Offering and we agree to comply with all statutes and other requirements applicable to us as a broker dealer in securities pursuant to those requirements, and notify the Company in writing should our registration status change.

                  c.       Pursuant to our appointment we will:

                           (1) Limit the placement of the Shares to persons whom we have reasonable grounds to believe
                                    (a) meet the financial and other suitability standards set forth in the Memorandum or (b) are "accredited investors" as the term is defined in the federal securities laws (the "Investors").

                           (2) We will provide each offeree with a complete copy of the Memorandum during the course of the Offering and prior to sale.



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                             (3)    Until the termination of this Agreement, if
                                    any event affecting the Company or us shall occur which, in the opinion of our legal counsel, should be set forth in a supplement or amendment to the Memorandum, we agree to distribute such supplement received a copy of the Memorandum from us and we further agree to include such supplement or amendment in all further deliveries of the Memorandum.

                  d. Information relating to us in the Memorandum, or any amendment or supplement thereto, is true and correct.

                  e. We will not allow the offer or sale of the Shares in any state until such time as we are advised by our legal counsel that the Shares may be offered by a participating dealer for sale in such state(s).

                  f. We will retain in our permanent files copies of all Subscription Documents as completed by each purchaser of Shares.

                  g. Until the Offering Termination Date, we will promptly deposit all cash received from investors in this Offering ("Subscribers") for the Shares into a bank escrow account ("Escrow Account") with the Escrow Holder ("Escrow Holder") as described herein and in the Escrow Agreement.

          3. PURCHASE, SALE AND DELIVERY OF SHARES. On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth:

                  a. Subject to the conditions set forth in this Agreement, the Company hereby employs us as its exclusive Placement Agent until the Offering Termination Date, which date may be extended as described in the Memorandum, to solicit subscriptions for all of the Shares, and we agree to use our best efforts to obtain such subscriptions. Such subscriptions shall be evidenced by execution by the Subscriber and the Company of the Subscription Agreement which is attached as an exhibit to the Memorandum. It is understood that the Company reserves the right to refuse to sell a Share to any person; provided, however, acceptance of a subscription by the Company shall not be unreasonably withheld. It shall be the obligation of the Company based upon the information contained in the Subscription Documents to determine, prior to acceptance of a subscription, that the prospective investor either (i) is "an accredited investor" as such term is defined in the federal securities laws, or (ii) has, either alone or with his purchaser representatives(s), such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment and meets the financial suitability standards described in the Memorandum.



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                  b. Commencing with the date hereof and prior to the
         termination of the Escrow Agreement, as provided therein, we will collect or cause to be collected from Subscribers who agree to purchase Shares through participating dealers, payments for the Shares sold, and pursuant to the terms of the Escrow Agreement the entire amount of such payments will be deposited into the Escrow Account promptly. We will obtain from each purchaser properly executed Subscription Documents in the form attached to the Memorandum. A copy of the Subscription Documents shall be supplied to the Company for review and acceptance or rejection. At each Closing hereunder, the funds then on deposit in such Escrow Account will be distributed to the Company and the Placement Agent in accordance with and subject to the provisions of the Escrow Agreement and this Agreement.

                  c. It is agreed that offers to acquire Shares which are accepted by the Company may nevertheless not become effective as to the prospective investor if (i) the proceeds from the sale of the Shares are not deposited with the Escrow Holder prior to termination as described in Section 2 hereof, or (ii) this Agreement is terminated by the Placement Agent or Company as provided in Section 11 hereof. In either such event, the Company agrees to give written notice thereof to us and all persons who have theretofore executed Subscription Agreements, and to cause the Escrow Holder to return to such persons all funds paid into the Escrow Account without deduction or interest earned thereon.

                  d. We shall have the right to associate with other licensed brokers and dealers to assist in the offering of the Shares as described herein, in our sole discretion. Each participating dealer will be required to promptly forward to us all Subscription Documents and checks for the full subscription amount.

                  e. The following provisions shall apply prior to the Offering Termination Date:

                           (1) As soon as practicable after our receipt of the Subscription Documents and check from a Subscriber we shall (i) send a receipt to the Subscriber acknowledging receipt of the purchase price of the Shares, (ii) deposit the Subscriber's check into the Escrow Account, and (iii) send a copy of the Subscription Agreement to the Company via hand delivery.

                           (2) Within three business days after receipt by the Company of the Subscription Documents, the Company shall either accept or reject the subscription and send written notice of such acceptance or rejection to us in writing; provided, however, a subscription shall be deemed accepted by the Company unless we receive


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                                    notice of rejection from the Company within
                                    such three business days.

                            (3) Upon the condition that the Subscriber's check then represents good cleared funds, by noon of the next business day after acceptance or rejection of each subscription by the Company, we shall (i) if the subscription has been rejected by the Company, so notify the Subscriber and the Subscriber's participating dealer, if any, and forward to the Subscriber all funds advanced by the Subscriber, or (ii) if the subscription has been accepted by the Company, so notify the Subscriber and the Subscriber's participating dealer, if any.

                            (4) It is understood that the Placement Agent shall be under no obligation to cause the Escrow Holder to disburse funds to the Company until the occurrence of a Closing. A Closing shall occur when the aggregate amount deposited in the Escrow Account equals or exceeds $500,000 and thereafter as soon as the funds so deposited equal or exceed $500,000. The Placement Agent may waive this dollar requirement in its sole discretion. Within two (2) business days of each Closing, the Company shall deliver to us the securities purchased by the Subscribers. Within two (2) business days after our receipt of such securities, we shall instruct the Escrow Holder to wire the net proceeds (i.e., gross proceeds less commissions and expense reimbursements) of such subscription to the Company pursuant to the instructions received from the Company. We shall also not be obliged to distribute funds to the Company if the Company has not performed its obligations hereunder or is not in compliance with its representations, warranties, or agreements hereunder. If we determine that the Company has not performed or is not in compliance with such representations, warranties, or agreements hereunder, we shall advise the Company in writing of such determination. We shall thereafter request a form of certification by counsel to the Company that such non-compliance is corrected, which shall be in form satisfactory to our counsel. We may waive any non-compliance.

                  f. The Offering Termination Date shall be the first to occur of the following:

                            (1) the date upon which all Shares offered are sold;

                            (2) the last Closing;



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                            (3) the date the Escrow Agreement is terminated as
                                provided therein; and

                            (4) the date this Agreement is terminated as
                                provided herein.

                  g. The Company understands that our agreement to use our best efforts shall require us to encourage our registered representatives to solicit purchasers for the Shares, and the Company understands that we cannot and will not require that our registered representatives solicit purchasers for the Shares. During the period of this Offering we are not precluded from participating in other offerings and we are not otherwise limited or prevented from carrying on our customary business as a securities broker-dealer.

         4. COMPENSATION. We will receive, as compensation for acting as Placement Agent, a fee of fifteen percent (15%) of the gross sales amount of any and all Shares sold in the Offering, as and when received by the Company. This fifteen percent fee is made up of a ten (10%) percent commission, a non-accountable expense fee of three percent (3%) and a due diligence fee of two percent (2%) of the aggregate value of Shares sold in this Offering.

         The Placement Agent, in its sole discretion, may offer and sell additional Shares for and on behalf of the Company in an amount equal to fifteen percent (15%) of the number of Shares sold in the Offering (the "Over-Allotment Option"). The Over-Allotment Option will terminate sixty (60) days after the Offering Termination Date.

         4a. REPRESENTATION ON THE BOARD OF DIRECTORS; OBSERVATION RIGHTS. The Company shall cause one (1) nominees of Placement Agent to be elected to the Company's Board of Directors not later than thirty (30) days following the last Closing hereunder. The nominees shall be reasonably satisfactory to the Company, and the Company shall use its best efforts to secure re-election of such nominees to the Board of Directors for two additional one-year terms thereafter. A representative of the Placement Agent (the "Observer") shall be afforded the right to attend all meetings of the Board of Directors of the Company for a period of three (3) years from the date hereof, but not committees thereof, as an observer, without the right to participate in or vote on any matters. The Company shall provide to the Observer notice of all such meetings at the same time and in the same manner as shall be provided to directors. Any reports, data, plans or information of any kind disseminated in preparation for, or at, such Board Meetings, or in any documents or materials furnished in connection therewith or otherwise provided to such Observer, shall be maintained as the proprietary and confidential property of the Company and may not be disclosed, disseminated or utilized in any manner without the written consent of the Board of Directors of the Company. Such Observer shall also comply with all rules and regulations, including limitations upon disclosure of information and trading of securities as, may be imposed by the Act or Exchange Act or rules or regulations promulgated thereunder as applicable to a person having such Observation Rights. The Company shall bear the costs and expenses incurred by the nominee in connection with the performance of his/her duties hereunder. The Placement Agent will bear the costs and expenses


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incurred by the Observer and/or Placement Agent in connection with observation rights hereunder.

         5. EXPENSES. The costs and expenses of the Offering shall be governed by Section 14 of this Agreement.

         6. FURTHER COVENANTS AND ARRANGEMENTS. The Company further agrees and covenants with us that:

                  a. During the Offering, the Company will immediately notify us in writing of the occurrence of any event which could have a material adverse effect upon the Company or which would require a change in the information contained in the Memorandum.

                  b. On the date of the last Closing hereunder, the Company shall furnish the Placement Agent with an opinion from legal counsel to the Company, which opinion shall be addressed to the Placement Agent and acceptable to the Placement Agent (the "Opinion"), to the effect that such counsel is of the opinion that:

                           (1) The Company is duly incorporated and a validly existing corporation in good standing under the laws of the state of California, and in any other state or country where it transacts business and has full power and authority to own and operate its properties and carry on its business as set forth in the Memorandum.

                           (2) To the knowledge of counsel (as such phrase is defined below), the issuance and sale of the Shares and the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not conflict with or result in a breach of any of the terms, conditions, or provisions of or constitute a default under any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their property is bound, or any existing law (provided this paragraph shall not relate to federal or state securities laws), order, rule, regulation, writ, injunction, or decree directed to the Company or any of its subsidiaries of any government, governmental instrumentality, agency, body, arbitration tribunal, or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or their property.

                           (3) To the knowledge of counsel, neither the Company nor any of its subsidiaries is in default with respect to any of the contracts or agreements to which it is a party and the offering of the Shares


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                                    will not cause the Company or any of its
                                    subsidiaries to become in default in any material respect under any of its contracts or agreements.

                           (4) To the knowledge of counsel, the Memorandum complies as to form in all material respects with the requirements of the Act and the Rules and Regulations thereunder, and to the knowledge of counsel the Memorandum does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which made (except that no opinion need be expressed as to financial statements which are contained in the Memorandum); and such counsel is familiar with all contracts specifically referred to in the Memorandum and such contracts are sufficiently summarized or disclosed therein or included as exhibits thereto as required, and such counsel does not know of any other matters or contracts that are required to be summarized or disclosed or included as exhibits thereto, and such counsel does not know of any legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is subject of such a character as would be required to be disclosed in the Memorandum which is not disclosed and properly described therein.

                           (5) This Agreement has been properly executed by the Company and is a valid and binding agreement of the Company and is enforceable according to its terms, except as may be affected by principles of equity, bankruptcy laws and other similar laws affecting the rights of creditors generally.

                           (6) The directors of the Company, as of the date of the opinion letter, have been duly elected by the shareholders or have been duly appointed pursuant to the requirements of California law, or the law of any jurisdiction in which such appointment is necessary to conduct its business, and the Company's articles of incorporation and bylaws.

                           (7) Such other matters as are reasonably requested by the Placement Agent.

                  The phrase "to the knowledge of counsel" as used herein refers to matters within such counsel's actual knowledge based upon its representation of the Company in connection with the Offering. The Placement Agent does not expect that such counsel has made an independent investigation of any factual matters or review of any judgments, decrees, franchises, certificates, permits or the like or any laws and or that counsel has made an independent search of the records of any judicial authority or governmental agency needed in order to supply the opinion.

                  c. Our obligations hereunder shall be expressly subject to the accuracy of and compliance with the representations, warranties and agreements made by the Company which are contained herein as of the date of this Agreement and for a period of three months after the last Closing.

                  d. The Company shall as a condition to and prior to any Closing hereunder have furnished to the Placement Agent a certificate dated as of the date hereof and as of the Closing signed by the Chief Executive Officer of the Company, to the effect that:

                           (1) The representations and warranties of the Company in this Agreement are true and correct, the Company has complied in all material respects with all of its agreements contained in this Agreement, and the Company has satisfied or will satisfy all of the conditions on its part to be performed or satisfied under this Agreement.

                           (2) The respective parties executing such certificate have each carefully examined the Memorandum, and the Memorandum contains all statements required to be stated therein, and all statements contained therein are true and correct in all material respects, and the Memorandum does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and there has occurred no event required to be set forth in an amended or a supplemented Memorandum or Appendix which has not been so set forth.

                           (3) This Agreement constitutes a valid and binding agreement of the Company enforceable according to its terms.

                           (4) Except as set forth in the Memorandum, since the respective dates as of which information is given in the Memorandum and prior to the date of such certificate, (A) there has not been any adverse change, financial or otherwise, in the affairs or financial condition of the Company, and (B) the Company has not incurred any substantial liabilities, direct or contingent, or entered into any transactions, otherwise than in the ordinary course of business.

                  e. The Company shall make available to each potential purchaser, upon the written request of such potential purchaser, at a reasonable time prior to his purchase of Shares, the opportunity to ask questions and receive answers concerning the terms and conditions of the Offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided to such potential purchaser in the Memorandum or otherwise.

                  f. The Company shall timely file with the SEC the required notice(s) on Form D which contains the information required by Regulation D under the Act and shall similarly file the required notice(s) with the California Department of Corporations and all other applicable state jurisdictions.

                  g. Subject only to the conditions of this Agreement, the Company will issue all of the Shares subscribed for in the Offering in the name of the persons who have subscribed for such Shares. Except as specifically provided in this Agreement, neither the Placement Agent nor the Company shall have the right to terminate this Agreement or the Offering after the date of this Agreement.

         7. PARTICIPATING BROKERS AND DEALERS. We shall have the right to associate with other licensed brokers and dealers to assist us in the sale of the Shares, each of whom shall be a member in good standing of the NASD. However, any concession paid to such participating brokers and dealers will be paid by us from the fees described in Section 4 hereof. Further, no such participating broker or dealer may be engaged unless such broker or dealer has agreed in writing to the terms and conditions set forth in Section 8 hereof and has entered into a selected dealer agreement with us.

         8.       INDEMNIFICATION AND CONTRIBUTION.

                  a. The Company agrees to indemnify and hold us harmless and any participating brokers and dealers and each person who controls us or them within the meaning of Section 15 of the Act from and against any and all losses, claims, damages or liabilities, joint or several, to which any such person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise under federal or state securities laws or any other statute or common law whether arising out of contract or tort or are otherwise based upon any alleged violation of any of such laws and which arise in connection with or relating to the offer and sale of the Shares or (ii) arise out of or are caused by the breach by the Company of the provisions of this Agreement, and such persons will pay or reimburse us for any legal or other expenses (including, but not limited to, reasonable attorneys' fees) reasonably incurred by us in connection with investigating or defending any such claim, or action, whether or not resulting in any liability. The foregoing indemnity shall not apply with respect to violations or alleged violations of law caused by us or any participating broker or dealer within the meaning of subsection 8(c) below.

                  b. If any action is brought against us or any participating broker or dealer or a controlling person in respect of which indemnity may be sought against the Company pursuant to the foregoing paragraph, the person seeking indemnity shall notify the Company against whom indemnification is to be sought in writing of the institution of such action, and the Company, within five (5) days of service of process or written notice whichever is first, shall assume the defense of such action, and the payment of expenses reasonably and directly related to such defense. Indemnity hereunder is conditioned upon such notification. The person seeking indemnity shall have the right to employ its own legal counsel in any such case, but, unless the Company has declined to retain legal counsel and assume defense of the action, the fees and expenses of such counsel shall be at the expense of such person retaining such counsel. If the Company has refused to employ legal counsel and assume defense of the action, then the reasonable fees and expenses of legal counsel retained by the indemnified party shall be paid by the Company. Legal counsel employed by the Company shall be reasonably acceptable to the indemnified party. Anything in this paragraph to the contrary notwithstanding, the Company shall not be liable for any settlement of, or expenses incurred with respect to, any such claim or action effected without its written consent, which consent shall not be unreasonably withheld.

                  c. We agree, and we agree to cause each participating broker or dealer to agree, to indemnify and hold harmless the Company and any person who controls the Company within the meaning of the federal securities laws against any and all losses, claims, expenses, damages and liabilities (including reasonable attorneys' fees and disbursements and other expenses for investigating or defending any actions or threatened actions) to which the Company may become subject, (i) which arise under the federal or state securities laws or any other statute or common law or are otherwise based upon any alleged violations of such laws and are based upon any untrue statement or alleged untrue statement of a material fact contained in the Memorandum or any amendment or supplement thereto or the omission or alleged omission to state therein any material facts required to be stated therein or necessary to make the statements therein not misleading, but only to the extent such statements or omissions resulted from the use of written information prepared by and furnished to the Company by us specifically for use in the Memorandum or any amendment or supplement thereto or (ii) which are caused by a material breach by us or such person(s) of the provision to this Agreement or the agreement referred to in Section 7 hereof. We agree to cause each participating broker or dealer to agree to the indemnification set forth above with respect to its actions and inactions described above. In case any action shall be brought against the Company in respect of which indemnity may be sought against us or any such participating broker or dealer shall have the same rights and duties given to the Company, and each other person so indemnified shall have the rights and duties given to us and any such participating broker or dealer by the provisions of Section 8(b) above.

                  d. Notwithstanding anything to the contrary provided in this
         Section 8, the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in one jurisdiction in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims, notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. Such law firm shall be paid only to the extent of services performed by such law firm, and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm except where another law firm acts as local counsel.

                  e. If the indemnifications provided for in this Section 8 are unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to herein, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect not only (i) the relative benefits received by the Company and the Placement Agent and the participating brokers or dealers from the Offering, but also (ii) the relative fault of the Company and the Placement Agent and the participating brokers or dealers in connection with the actions or inaction which resulted in such losses, claims, damages, or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the Placement Agent and the participating brokers or dealers shall be deemed to be in the same proportion as the total proceeds from the Offering are actually received by the Company, the Placement Agent and the participating brokers or dealers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Placement Agent or the participating brokers or dealers and each such party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Placement Agent and the participating brokers and dealers agree that it would not be just and equitable if contribution pursuant to this subsection were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection shall be deemed to include any legal or other expenses to which such indemnified party would be entitled if the indemnification subsections were applicable. Notwithstanding the provisions of this subsection, the Placement Agent and the participating brokers and dealers shall not be required to contribute any amount in excess of the offering price of securities actually distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this subsection, each person, if any, who controls the Placement Agent or any participating broker or dealer within the meaning of the Act shall have the same rights to contribution as the Placement Agent or any participating broker or dealer and each person who controls, within the meaning of the Act, the Company, shall have the same rights to contribution as the Company. Any party entitled to contribution will promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this subsection, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties shall not relieve the party or parties from whom contribution may be sought from any obligation it or they may have hereunder or otherwise. In the event the parties are unable to agree upon the relative contributions required of them pursuant to this subsection and either party institutes legal proceedings for a determination thereof, the prevailing party shall be entitled to recover from the other party all expenses incurred by the prevailing party in connection with such determination including costs of suit and reasonable attorneys' fees.

                   f. The indemnity and contribution agreements herein contained are in addition to any liability which each party otherwise has to the other.

                  g. The indemnity and contribution agreements herein contained shall remain operative and in full force and effect, regardless of any investigations made by or on behalf of any party and shall survive the termination of this Agreement.

                  h. The Company and the Placement Agent agree to advise each other immediately and confirm in writing the receipt of any threat of or the initiation of any steps or procedures which would impair or prevent the Offering. In the case of the happening of any such event, neither the Company nor the Placement Agent will acquiesce in such steps or procedures and each party agrees to actively defend any such actions unless all parties agree to acquiesce in such actions in writing.

         9. PARTIES. This Agreement shall inure to the benefit of and be binding upon us and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors, heirs and legal representatives and the controlling persons, officers, and directors any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein or therein contained. This Agreement and all conditions and provisions hereof and thereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, heirs and legal representatives and said controlling persons, officers, and directors and their heirs and legal representatives, and for the benefit of no other person, firm and corporation. No purchaser of Shares through us shall be deemed to be a successor by reason merely of such purchase.

         10. NOTICES. All notices hereunder shall be in writing and be delivered at or mailed postage prepaid to the following addresses and shall be deemed received on delivery if delivered in person and on the date of mailing if mailed:

                  To the Company:

                  Legacy Brands, Inc.
                  2200-B Douglas Blvd., Suite 130
                  Roseville, CA 95661
                  Attn:             Thomas E. Kees, Chief Executive Officer

                  To the Placement Agent:

                  Capitol Bay Securities
                  2200-B Douglas Blvd., Suite 130
                  Roseville, CA 95661
                  Attn:             Stephen C. Kircher, President

         11. TERMINATION. In addition to any termination rights described in the
Memorandum:

                   a. The Placement Agent shall have the right to terminate this Agreement by giving notice as specified in Section 10 above:

                           (1) If the Company shall have failed, refused or been unable to perform any of its material obligations hereunder;

                           (2) If any other material condition hereunder which is required to be fulfilled by the Company, is not fulfilled; or

                           (3) If there has occurred in the sole discretion of the Placement Agent, a material event adversely affecting the Company or the marketability of the Shares.

                  b. The Company shall have the right to terminate this Agreement by giving notice as specified in Section 10 above; if the Placement Agent shall have failed, refused or been unable to perform any of its material obligations hereunder, without curing such failure, refusal or inability for thirty (30) days.

                  c. If this Offering is terminated for any reason specified in this Section, neither party shall have any liability to the other party except with respect to the payment of expenses as provided in Section 14 hereof.

         12. PLACEMENT AGENT'S WARRANTS. The Company will issue to the Placement Agent, or its designates, Warrants to purchase shares of Common Stock of the Company equal to ten percent (10%) (after giving effect to any exercise of the Over-Allotment Option) of the number of Shares sold in the Offering (the "Placement Agent's Warrants"). The Placement Agent's Warrants will be exercisable ninety (90) days after the last Closing hereunder or the Offering Termination Date, whichever is later, and for a period of three years thereafter at an exercise price of $2.50. The Company will issue the Placement Agent Warrants to us upon the last Closing or at Offering Termination Date, whichever is later. Attached hereto as Exhibit B is a copy of a document entitled Placement Agent Warrant Agreement which more fully describes the terms and conditions of the Placement Agent's Warrants.

         13.      LEFT INTENTIONALLY BLANK

         14. EXPENSES. The Company shall advance $20,000 to the Placement Agent, $5,000 of which shall be paid to Placement Agent's Special Counsel for services provided in connection with the Offering, to cover the expenses discussed in this Section 14 upon the first Closing hereunder. In addition, all Offering expenses may be deducted from net proceeds in the Escrow Account as incurred or as reimbursements. The Company will pay to the Placement Agent, all fees and expenses of any legal counsel that the Placement Agent may employ to represent it separately in connection with or on account of the Offering. The Company will also pay all printing costs, filing fees, "road show" expenses, mailing, telephone, travel, and clerical costs, and all other office costs incurred or to be incurred by the Placement Agent or its sales personnel in connection with the Offering. In addition to its obligation to pay the fees and expenses hereunder, the Company shall pay all fees and expenses incurred in connection with the Offering, including but not limited to legal, printing, marketing, and accounting fees.

         15. REGISTRATION RIGHTS. The Company shall use its best efforts to file a registration statement under the Act with the SEC within ninety (90) days after the last Closing covering the Placement Agent's Warrants, and any shares of Common Stock underlying the Placement Agent's Warrants (collectively "Registrable Securities"). Such registration statement shall be maintained current as to financial and other information. In addition, the Company shall take all other action necessary under federal or state law to allow resale by the Placement Agent thereunder for a period of 6 months after the registration statement is declared effective by the SEC.
          All expenses incurred in connection with any registration under this
Section 15, including without limitation, all registration and filing fees, printing expenses, fees and disbursements to counsel, blue sky fees and expenses and expenses of any special audits incident to or required by such registration are referred to herein as "Registration Expenses." All underwriting discounts and selling commissions, if any, relating to any registration statement referred to herein, are referred to as "Selling Expenses." The Company will pay all Registration Expenses in connection with any registration pursuant to this Agreement. Any Selling Expenses in connection with any registration pursuant to this Section 15 shall be borne by the Company, the holders of the Individual Warrants and any other persons whose shares are to be included in the registration statement, pro rata in proportion to the securities registered thereby being sold or registered by each of them. The Company agrees to cooperate and shall direct its counsel and auditors to cooperate with the Placement Agent and its counsel in the preparation of any registration statement pursuant to this Agreement.

         16. RIGHT OF FIRST REFUSAL. The Company agrees that for a period of twenty-four (24) months from the last Closing hereunder, the Placement Agent shall have a preferential right to purchase for its account or to sell for the account of the Company any securities with respect to which the Company may seek a public or private offering for cash. The Company will consult the Placement Agent with regard to any such covered offering for cash and will offer us the opportunity to purchase or sell any such securities on terms not less favorable to the Company than it or they can secure elsewhere. The Placement Agent will have thirty (30) days in which to accept such offer. If the Placement Agent rejects such offer, the Company may sell such securities on terms not less favorable than those offered to the Placement Agent. If such securities are not sold within a period of one hundred eighty (180) days, we will once again have the rights specified herein with respect to the sale or purchase of such securities. The rights contained in this Section 16 are in addition to those rights previously granted to us as the

Company's investment banker or stemming from any current understandings between us and the Company.

         17. RETENTION AS INVESTMENT BANKER. The Placement Agent has been acting as the Company's investment banker. The Company hereby affirms this understanding and retains the Placement Agent for a period of two (2) years from the date hereof as its exclusive Investment Banker to assist the Company in any subsequent financings. The services provided by the Placement Agent will include, but may not be limited to the following: Advising the Company as to the manner in which future offerings may be structured; contacting and negotiating with potential investors with a purpose of soliciting their interest in investing in future offerings; and assisting the Company in the documentation and closure of future offerings. The Placement Agent shall use its best efforts in performing these services, but the parties understand that the Placement Agent cannot guarantee a successful completion of future offerings. For this service, the Company will pay the Placement Agent a fee of $2,500 per month for the period of two (2) years from ninety days after the Offering Termination Date.

         18. ENTIRE AGREEMENT. This Agreement, the Escrow Agreement, and the Placement Agent Warrant Agreement, all exhibits and attachments hereto, contain the entire understanding between and among the Parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

         19. AGREEMENT BINDING. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the Parties hereto.

         20. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by the Parties.

         21. ATTORNEY FEES. In the event arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, and in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys' fees to be fixed by the arbitrator, trial court, or appellate court.

         22. ARBITRATION. Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and based on or arising in contract or tort, shall, at the request of any party be determined by arbitration. The arbitration shall be conducted in Sacramento, California, United States of America, in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. Judgement upon the arbitration award may be entered in any court having jurisdiction. The arbitrator shall not have the authority to award punitive damages. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

         23. SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         24. TITLES AND CAPTIONS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

         25. FURTHER ACTION. The Parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement, including, but not limited to, executing such documentation, as may be necessary and appropriate to either party's interest.

         26. COUNTERPARTS. The terms of the Agreement are contractual and not merely recital. The Agreement may be signed in one or more counterparts, each of which shall be deemed an original. Furthermore, facsimile copies shall be deemed the same as originals. The Agreement shall be deemed fully executed and effective when all Parties have executed at least one of the counterparts, even though no single counterpart bears all such signatures.

         27. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of California.

         28. WAIVER. Any term or condition hereunder, which inures in favor of the Placement Agent may be waived by written consent of the Placement Agent, provided, that any such waiver will not operate as a waiver of any other term or condition not specifically set forth in such written consent.

         29. LIQUIDATED DAMAGES. If within ninety (90) days from the execution hereof, notwithstanding the willingness and ability of the Placement Agent to complete the Offering, the Company cancels the Offering contemplated by this Agreement for the purpose of consummating or agreeing to consummate another private placement of the Company's securities, or other offering the Company shall promptly pay the Placement Agent, as a fee, five percent (5%) of the estimated gross proceeds of the Offering contemplated by this Agreement.

         If the foregoing correctly sets forth the understanding between us and the Company, please indicate your acceptance thereof in the space provided below, whereupon this letter and your acceptance shall constitute, as of the date set forth above, a binding agreement between you and the Company in accordance with the terms of such letter and such acceptance.

                                    CAPITOL BAY SECURITIES


                                    By:
                                            Stephen C. Kircher
                                                     President

The terms and conditions set forth in the foregoing letter hereby are accepted as of the date first above written:


         Legacy Brands, Inc.


By:
         Thomas E. Kees
         Chief Executive Officer

                                   EXHIBIT A

                                ESCROW AGREEMENT

                                    EXHIBIT B

                        PLACEMENT AGENT WARRANT AGREEMENT

                                    EXHIBIT C

                               LITIGATION SUMMARY

                                    EXHIBIT D

             AGREEMENT FOR TERMINATION, RELEASE AND WAIVER OF RIGHTS

                                 SCHEDULE 1.m.

The manufacturing agreement with Van den Bergh Foods has not been reduced to a single written instrument.